Exhibit 99.1


      Wild Oats Markets, Inc. Reports First Quarter 2007 Results


    BOULDER, Colo.--(BUSINESS WIRE)--May 3, 2007--Wild Oats Markets, Inc. (NASDAQ:OATS), a leading national natural and organic foods retailer, today announced financial results for the first quarter ended March 31, 2007. Net of $3.5 million, or $0.12 per share, in transaction expenses related to the pending merger with Whole Foods Market, Inc. the Company generated a significant improvement in profitability. Excluding transaction expenses, earnings per share in the first quarter of 2007 were $0.17 compared to $0.10 in the first quarter of 2006, and adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA) increased 13.2 percent to $15.4 million from $13.6 million in last year's first quarter. Reported net income on a GAAP basis for the first quarter of 2007, which includes the transaction costs, was $1.6 million, or $0.05 per share, and reported Adjusted EBITDA was $11.9 million in the first quarter of 2007.

    Financial Results

    Net sales in the first quarter increased 3.9 percent to $309.9 million, from $298.4 million in the first quarter of 2006. The contribution of seven new stores opened since the end of last year's first quarter drove the overall increase in net sales and more than offset the sales impact of nine store closures in 2006. The Company reported a 0.3 percent increase in comparable store sales in the first quarter, compared with same-store sales of 4.1 percent in the first quarter of 2006. Wild Oats ended the first quarter of 2007 with 2.53 million total square feet under management, which represents a slight decline relative to last year due to the store closures in 2006.

    "We are very pleased with our growth in profitability in the first quarter, and with the top-line momentum we are establishing in 2007," said Gregory Mays, Chairman and interim CEO of Wild Oats Markets. "The merchandising and marketing programs we put in place in the first quarter are gaining traction and are driving improvement in comparable store sales in the second quarter. We will continue to implement innovative merchandising and marketing programs, and focus on improved store-level operations to drive further sales gains and an improved customer experience."

    Wild Oats Markets achieved significantly higher profitability in the first quarter compared to last year's first quarter, excluding transaction and other non-operating charges. Excluding incurred charges of approximately $3.5 million related to the pending merger with Whole Foods Market, the Company's net income was $5.1 million, resulting in earnings per share of $0.17 and Adjusted EBITDA of $15.4 million. Reported net income for the first quarter of 2007, which includes the transaction costs, was $1.6 million, or $0.05 per share, compared to net income of $2.9 million or $0.10 per share in last year's first quarter.

    In addition to the transaction-related expenses in 2007, several non-operating charges adversely affected reported earnings in the first quarters of 2006 and 2007. These non-operating charges in the first quarter of 2007 totaled approximately $1.5 million in restructuring for lease-related liabilities, as well as asset impairment charges and accelerated depreciation for closed facilities. Net income in the first quarter of 2006 was adversely affected by non-operating charges totaling $1.7 million on a pre-tax basis, which included restructuring charges, asset impairment charges, severance payments and accelerated depreciation for the closure or relocation of facilities.

    Adjusted EBITDA, net of transaction-related costs, in the first quarter of 2007 was a record $15.4 million, or 5.0 percent of sales, compared to $13.6 million, or 4.6 percent of sales, in first quarter of 2006 (please refer to the attached schedule of Selected Additional Financial Information for a reconciliation of non-GAAP financial information).

    Wild Oats reported gross profit of $99.2 million in the first quarter of 2007, a 2.2 percent increase compared with $97.1 million in the same period last year. Gross margin in the first quarter of 2007 was 32.0 percent of sales, compared with 32.5 percent of sales in the first quarter of 2006. The slight decline in gross margin in the first quarter was due to increased occupancy costs, a sales mix shift to lower-margin product categories and a more aggressive promotional schedule in 2007 relative to last year, which has helped to drive improved sales results. The Company has reclassified depreciation expenses for stores, warehouse and commissary facilities to be presented separately. Therefore, these expenses are no longer included in the gross profit calculation. This classification reflects a more typical presentation used widely in the food retail industry (please refer to the attached schedule of Selected Additional Financial Information, which shows historical gross profit reclassified by quarter).

    Direct store expenses in the first quarter of 2007 were up slightly, but remained relatively constant as a percent of sales at $73.1 million, or 23.6 percent of sales, compared to $69.8 million, or
23.4 percent of sales, in the first quarter of 2006. The increase in direct store expenses in the first quarter of 2007 was due to higher inventory services costs, IT upgrades and increased regional management to better support stores. Store contribution in the first quarter of 2007 declined 4.2 percent to $26.1 million, or 8.4 percent of sales, compared with $27.2 million, or 9.1 percent of sales, in the first quarter of 2006.

    Selling, General and Administrative (SG&A) expenses in the first quarter of 2007 were $14.0 million, or 4.5 percent of sales, compared to $13.0 million, or 4.3 percent of sales, in the prior year first quarter. The year-over-year increase in SG&A was primarily the result of transaction costs related to the pending merger, without which, SG&A was $10.5 million in the first quarter, an 18.9 percent decline relative to last year's first quarter. The reduction in SG&A in the first quarter can be attributed to improved operating efficiency and expense management.

    Net cash provided by operating activities was $5.8 million in the first quarter of 2007 compared with $13.2 million in the first quarter of 2006. Capital expenditures in the first quarter of 2007 were $12.0 million compared with $5.8 million in the first quarter of 2006. The increase in capital expenditures reflects the opening of one store in January, the continued construction of the Boulder flagship store and the completion of major remodeling of two stores.

    Business Developments

    On Feb. 21, 2007, Wild Oats Markets and Whole Foods Market announced they have signed a definitive merger agreement under which Whole Foods Market has offered to acquire Wild Oats Markets' outstanding common stock in a cash tender offer at $18.50 per share, or approximately $565 million based on fully diluted shares, plus assumed debt. Consummation of these transactions is subject to customary closing conditions, including regulatory filings. On April 25, 2007, the tender offer was further extended to May 22, 2007 due to a second request for information by the Federal Trade Commission (FTC) in connection with the Company's Hart-Scott-Rodino filing. As a result of the pending merger, Company management will not host a conference call with the investment community to discuss first quarter 2007 financial results.

    The Company continues to sell its premium natural and organic Wild Oats branded products in retail channels outside its stores. As previously announced, this includes Price Chopper and Pathmark stores in the Northeast, and online food retailer, Peapod in Chicago and Washington D.C. As a result of the introduction of the Wild Oats branded products in these retail outlets, sales of Wild Oats corporate branded products increased by $2.0 million in the first quarter over the first quarter of 2006.

    About Wild Oats

    Wild Oats Markets, Inc. is a nationwide chain of natural and organic foods markets in the U.S. and Canada. With more than $1.2 billion in annual sales, the Company currently operates 110 natural food stores in 24 states and British Columbia, Canada. The Company's markets include: Wild Oats Marketplace, Henry's Farmers Market, Sun Harvest and Capers Community Markets. For more information, please visit the Company's website at www.wildoats.com.

    Risk Factors and Uncertainties

    This release contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. Such forward-looking statements include: the number of stores the Company plans to open, remodel and relocate in the future, and the anticipated performance of such stores; the amount of capital expenditures required to open or remodel stores; expected future comparable store sales, revenues and earnings per share, future financial measures and prospects for favorable growth and performance, the likelihood of receipt of regulatory consents to, and the timing of the consummation of the proposed tender offer and merger, and the Company's ability, within a reasonable time period, to identify and hire a chief executive officer with the vision and ability to continue the Company's growth.

    The statements made by the Company are based on management's present expectations, and actual results may differ from the results indicated or otherwise implied by such forward-looking statements due to certain risks and uncertainties including, but not limited to: the Company's ability to execute, the results of merchandising and marketing programs, the impact of competition, the pending merger and other factors as are set forth in the Company's SEC filings, including the Annual Report on Form 10-K for the fiscal year ended December 30, 2006 and the Company's quarterly reports on Form 10-Q. These risk factors may not be an all-inclusive enumeration of the business risks faced by Wild Oats. Investors should recognize that the reliability of any projected financial data diminishes the farther in the future the data is projected.

    The statements made by management of the Company and summarized above represent their views as of the date of this press release, and it should not be assumed that the statements made herein remain accurate as of any future date. Wild Oats does not intend to update these statements and undertakes no duty to any person to effect any such update under any circumstances.



WILD OATS MARKETS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per-share amounts)
(unaudited)

----------------------------------------------------------------------

                                            THREE MONTHS ENDED
                                     ---------------------------------

                                        March 31,         April 1,
                                          2007             2006
                                     ---------------- ----------------

Sales                                $309,942  100.0% $298,357  100.0%
Cost of goods sold and occupancy
 costs                                210,776   68.0%  201,297   67.5%
                                     ---------        ---------
         Gross profit                  99,166   32.0%   97,060   32.5%

Direct store expenses                  73,078   23.6%   69,821   23.4%
                                     ---------        ---------
         Store contribution            26,088    8.4%   27,239    9.1%

   Depreciation and amortization        6,716    2.2%    6,687    2.2%
   Selling, general, and
    administrative expenses            14,022    4.5%   12,978    4.3%
   Loss on disposal of assets, net         19    0.0%       90    0.0%
   Pre-opening expenses                   697    0.2%    1,459    0.5%
   Restructuring and asset
    impairment charges, net             1,457    0.5%    1,670    0.6%
                                     ---------        ---------
         Income from operations         3,177    1.0%    4,355    1.5%

Interest income                           551    0.2%      589    0.2%
Interest expense                       (1,840)  -0.6%   (1,854)  -0.6%
                                     ---------        ---------
             Income before income
              taxes                     1,888    0.6%    3,090    1.0%
             Income tax expense           264    0.1%      205    0.0%
                                     ---------        ---------
                   Net income        $  1,624    0.5% $  2,885    1.0%
                                     =========        =========


                                     ---------        ---------
Basic net income per common share    $   0.05         $   0.10
                                     =========        =========

                                     ---------        ---------

                                     =========        =========
Weighted-average number of common
shares outstanding                     30,005           28,970
                                     =========        =========


                                     ---------        ---------
Diluted net income per common share  $   0.05         $   0.10
                                     =========        =========


                                     ---------        ---------
Weighted-average number of common
shares outstanding, assuming
dilution                               30,342           29,542
                                     =========        =========

Percentages may not add due to rounding. Certain prior period information has been reclassified to conform to the current presentation.




WILD OATS MARKETS, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except share amounts)


----------------------------------------------------------------------

                                               March 31,  December 30,
                                                 2007        2006
ASSETS                                        (unaudited)
                                              ----------- ------------
Current Assets:
  Cash and cash equivalents                   $   34,567  $    40,420
  Short-term investments                           8,250       13,675
  Inventories (net of reserves of $1,062 and
  $1,032, respectively)                           69,717       67,753
  Accounts receivable (net of allowance for
  doubtful accounts of $179 and $288,
  respectively)                                    4,740        7,581
  Prepaid expenses and other current assets        9,883       10,204
                                              ----------- ------------
     Total current assets                        127,157      139,633

Property and equipment, net                      199,274      192,061
Goodwill, net                                    105,124      105,124
Other intangible assets, net                       4,776        4,810
Deposits and other assets                          4,980        4,831
Deferred tax asset                                   181          179
                                              ----------- ------------
           Total assets                       $  441,492  $   446,638
                                              =========== ============

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable                            $   57,622  $    57,147
  Book overdraft                                  24,133       29,888
  Accrued liabilities                             60,930       64,470
  Current portion of debt, capital leases,
  and financing obligations                          500          573
                                              ----------- ------------
     Total current liabilities                   143,185      152,078

Long-term debt, capital leases and financing
obligations                                      147,596      147,662
Other long-term obligations                       39,147       38,302
                                              ----------- ------------
           Total liabilities                     329,928      338,042
                                              ----------- ------------

Stockholders' equity:
  Preferred stock, $.001 par value; 5,000,000
  shares authorized; no shares issued and
  outstanding                                          -            -
  Common stock; $0.001 par value; 60,000,000
  shares authorized, 32,540,392 and
  32,454,554 shares issued; 29,881,129 and
  29,795,291 outstanding, respectively                32           32
  Treasury stock, at cost: 2,659,263 shares,
  respectively                                   (37,181)     (37,181)
  Additional paid-in capital                     243,568      242,322
  Accumulated deficit                            (96,288)     (97,912)
  Accumulated other comprehensive income           1,433        1,335
                                              ----------- ------------
     Total stockholders' equity                  111,564      108,596
                                              ----------- ------------
           Total liabilities and
            stockholders' equity              $  441,492  $   446,638
                                              =========== ============




WILD OATS MARKETS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

----------------------------------------------------------------------

                                                   THREE MONTHS ENDED
                                                   -------------------

                                                   March 31, April 1,
                                                      2007      2006
                                                   --------- ---------
Cash Flows From Operating Activities:
  Net income                                       $  1,624  $  2,885
Adjustments to reconcile net income to net cash
provided by operating activities:
    Depreciation and amortization                     6,716     6,687
    Loss on disposal of property and equipment           19        90
    Restructuring and asset impairment charges,
     net                                              1,457     1,670
    Interest on related party receivable                  -       (88)
    Stock-based compensation                            564       778
    Accretion of debt issuance costs                    156       156
  Change in assets and liabilities, net              (4,693)    1,003
                                                   --------- ---------

        Net cash provided by operating activities     5,843    13,181

Cash Flows From Investing Activities:
  Capital expenditures                              (11,967)   (5,759)
  Purchase of short-term investments                (37,925)  (21,410)
  Proceeds from the sale of short-term investments   43,350    14,522
  Proceeds from the sale of property and equipment        2        24
                                                   --------- ---------

        Net cash used in investing activities        (6,540)  (12,623)

Cash Flows From Financing Activities:
  Net decrease in book overdraft                     (5,755)     (760)
  Repayments on notes payable, long-term debt and
  capitalized leases                                   (139)     (125)
  Proceeds from issuance of common stock, net           682     4,227
                                                   --------- ---------

        Net cash (used in) provided by financing
        activities                                   (5,212)    3,342

Effect of exchange rate changes on cash                  56       (40)
                                                   --------- ---------

Net (decrease) increase in cash and cash
 equivalents                                         (5,853)    3,860
Cash and cash equivalents at beginning of period     40,420    35,250
                                                   --------- ---------

Cash and cash equivalents at end of period         $ 34,567  $ 39,110
                                                   ========= =========




WILD OATS MARKETS, INC.
RECONCILIATION OF NON GAAP FINANCIAL INFORMATION
(in thousands)
(unaudited)
----------------------------------------------------------------------


                                                    THREE MONTHS ENDED
                                                    ------------------

                                                    March 31, April 1,
                                                       2007     2006
                                                    --------- --------

 Net income                                         $  1,624  $ 2,885
 Interest expense, net of interest income              1,289    1,265
 Income tax expense                                      264      205
 Depreciation and amortization                         6,716    6,687
                                                    --------- --------
      EBITDA                                           9,893   11,042
 Loss on asset disposals, net                             19       90
 Stock-based compensation expense                        564      778
 Restructuring and asset impairment charges, net       1,457    1,670
                                                    --------- --------
      EBITDA, as adjusted                             11,933   13,580
 Transaction costs                                     3,500        -
                                                    --------- --------
      EBITDA, as adjusted, after transaction costs  $ 15,433  $13,580
                                                    ========= ========


                                                    --------- --------
 EBITDA as a percentage of sales                         3.2%     3.7%
                                                    --------- --------

                                                    --------- --------
 EBITDA, as adjusted, as a percentage of sales           3.9%     4.6%
                                                    --------- --------

                                                    --------- --------
 EBITDA, as adjusted, after transaction costs,
 as a percentage of sales                                5.0%     4.6%
                                                    --------- --------




WILD OATS MARKETS, INC.
SELECTED ADDITIONAL FINANCIAL INFORMATION
(in thousands)
(unaudited)



2006 RECLASSIFICATION IN 2007
----------------------------------------------------------------------


                                                    1Q
                                   -----------------------------------
      Statement of Operations
                                   As Reported   Changes  Reclassified
                                   ------------  -------- ------------
Operating expenses:

  Cost of goods sold and occupancy
   costs                               206,985    (5,688)     201,297
       As a percent of sales              69.4%     -1.9%        67.5%

  Direct store expenses                 69,833       (12)      69,821
       As a percent of sales              23.4%      0.0%        23.4%

  Depreciation and amortization              -     6,687        6,687
       As a percent of sales               0.0%      2.2%         2.2%

  Selling, general and
   administrative expenses              13,965      (987)      12,978
       As a percent of sales               4.7%     -0.3%         4.3%


                                                    2Q
                                   -----------------------------------
      Statement of Operations
                                    As Reported   Changes Reclassified
                                   -------------- ------- ------------
Operating expenses:

  Cost of goods sold and occupancy
   costs                                 206,876  (5,398)     201,478
       As a percent of sales                69.8%   -1.8%        67.9%

  Direct store expenses                   69,939     (11)      69,928
       As a percent of sales                23.6%    0.0%        23.6%

  Depreciation and amortization                -   6,370        6,370
       As a percent of sales                 0.0%    2.1%         2.1%

  Selling, general and
   administrative expenses                12,328    (961)      11,367
       As a percent of sales                 4.2%   -0.3%         3.8%


                                                    3Q
                                   -----------------------------------

                                   As Reported   Changes  Reclassified
                                   ------------  -------- ------------
Operating expenses:

  Cost of goods sold and occupancy
   costs                               206,131    (5,561)     200,570
       As a percent of sales              70.6%     -1.9%        68.7%

  Direct store expenses                 68,709       (11)      68,698
       As a percent of sales              23.5%      0.0%        23.5%

  Depreciation and amortization              -     6,468        6,468
       As a percent of sales               0.0%      2.2%         2.2%

  Selling, general and
   administrative expenses              10,870      (896)       9,974
       As a percent of sales               3.7%     -0.3%         3.4%


                                                    4Q
                                   -----------------------------------

                                    As Reported   Changes Reclassified
                                   -------------- ------- ------------
Operating expenses:

  Cost of goods sold and occupancy
   costs                                 207,835  (5,640)     202,195
       As a percent of sales                70.1%   -1.9%        68.2%

  Direct store expenses                   68,562      (9)      68,553
       As a percent of sales                23.1%    0.0%        23.1%

  Depreciation and amortization                -   6,532        6,532
       As a percent of sales                 0.0%    2.2%         2.2%

  Selling, general and
   administrative expenses                17,685    (883)      16,802
       As a percent of sales                 6.0%   -0.3%         5.7%


                                           YTD 2006
                              ----------------------------------

                              As Reported  Changes  Reclassified
                              ------------ -------- ------------
Operating expenses:

  Cost of goods sold and
   occupancy costs                827,827  (22,287)     805,540
       As a percent of sales         70.0%    -1.9%        68.1%

  Direct store expenses           277,043      (43)     277,000
       As a percent of sales         23.4%     0.0%        23.4%

  Depreciation and
   amortization                         -   26,057       26,057
       As a percent of sales          0.0%     2.2%         2.2%

  Selling, general and
   administrative expenses         54,848   (3,727)      51,121
       As a percent of sales          4.6%    -0.3%         4.3%




WILD OATS MARKETS, INC.
SELECTED ADDITIONAL FINANCIAL INFORMATION
(in thousands)
(unaudited)

2005 RECLASSIFICATION IN 2007
----------------------------------------------------------------------

                                                 YTD 2005
                                       -------------------------------
 Statement of Operations
                                          As     Changes  Reclassified
                                        Reported
                                       --------- -------- ------------
Operating expenses:

 Cost of goods sold and occupancy
  costs                                 796,396  (22,086)     774,310
      As a percent of sales                70.9%    -2.0%        68.9%

 Direct store expenses                  264,074     (164)     263,910
      As a percent of sales                23.5%     0.0%        23.5%

 Depreciation and amortization                -   26,288       26,288
      As a percent of sales                 0.0%     2.3%         2.3%

 Selling, general and administrative
  expenses                               45,307   (4,038)      41,269
      As a percent of sales                 4.0%    -0.4%         3.7%



    CONTACT: Wild Oats Markets, Inc.
             Sonja Tuitele, 303-396-6984
             Corporate Communications